CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-2 of YDI Wireless, Inc. and to the incorporation by reference of our report dated February 10, 2003, except for
Note 2, as to which the date is July 9, 2003, on our audits of the consolidated financial statements of YDI Wireless, Inc. and Subsidiaries (formerly Young Design, Inc. and Subsidiaries) as of December 31, 2002 and 2001 which appears in the company's Annual Report on Form 10-K/A for the year ended December 31, 2003.


/s/ Fitzgerald, Snyder & Co., P.C.
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Fitzgerald, Snyder & Co., P.C.
(formerly Hoffman, Fitzgerald & Snyder, P.C.)
McLean, Virginia
April 5, 2004